Exhibit 99.1

AirSculpt Technologies Appoints Mike Doyle as Non-Executive Chairman of the Board

MIAMI BEACH, Fla., November 17, 2025 (GLOBE NEWSWIRE) - AirSculpt Technologies, Inc. (NASDAQ:AIRS)(“AirSculpt” or the “Company”), a national provider of premium body contouring procedures, today announced the appointment of Mike Doyle as the Non-Executive Chairman of its Board of Directors.

Mr. Doyle brings over 30 years of leadership experience in the multi-center healthcare sector. He also serves on several boards where he is recognized for both operating experience and strategic expertise.

Yogi Jashnani, CEO of AirSculpt, commented, “Mike has helped to build several successful multi-site healthcare organizations with great experience partnering with surgeons while developing new centers and service lines. As AirSculpt enters the next phase of its transformation, we are thrilled to welcome Mike as our Non-Executive Chairman of the Board.”

Mike Doyle added, “I am excited to be joining the board, and I look forward to working with the talented management team as AirSculpt captures new opportunities in our markets. With our commitment to disciplined execution, I’m confident we will be best positioned to create value for all AirSculpt stakeholders.”

As background, Mr. Doyle has served as Managing Partner of Vesey Street Capital Partners since January 2025. Mr. Doyle founded MD Healthcare Partners in 2018 and served as its Chief Executive Officer until December 2024. Previously, Mr. Doyle held several leadership positions, including Chief Executive Officer from 2009 to September 2017, at Surgery Partners, where he led the organization for approximately 15 years and helped to scale it from 3 to over 175 locations. Mr. Doyle has served as Chairman of Orthopedic Solutions Management, a leading orthopedic physician organization, since September 2021, and as Chairman of North America Dental Group since June 2020. He has also served from August 2019 to August 2025 as Chairman of GastroMD, a leading gastroenterologist organization, and from October 2018 to September 2021 as a member of the board of managers of Elite Body Sculpture, the predecessor of the Company prior to its initial public offering.

About AirSculpt

AirSculpt is a next-generation body contouring treatment designed to optimize both comfort and precision, available exclusively at AirSculpt offices. The minimally invasive procedure removes fat and tightens skin, while sculpting targeted areas of the body, allowing for quick healing with minimal bruising, tighter skin, and precise results.

Investor Contact

Allison Malkin

ICR, Inc.

airsculpt@icrinc.com